Exhibit 10

April 6, 2004

Mr. Brian Cornell

[address appears here]

[address appears here]

Dear Brian:

We are pleased to offer you the position of Executive Vice President (Chief Marketing Officer), responsible for Marketing, Merchandising, Manufacturing and Distribution, for Safeway Inc. (also referred to as “the Company”). This letter sets forth the terms of our offer. If it is acceptable, please sign it and return it to me.

Base Salary. You will be paid an annual base salary of $650,000 per year.

Bonus. You will participate in the Safeway annual bonus program for senior executives. You will be eligible for a maximum bonus equal to 125% of your base salary, payable in early March based on the prior year’s results. The two components of this bonus are an operating performance bonus for up to 95% of your salary, and a capital performance bonus for up to 30% of your salary. For each of 2004 and 2005, you will receive a minimum bonus of $650,000.

Start Date. Your first day of employment with the Company will be May 3, 2004.

Restricted Stock. Upon commencing employment with the Company, you will receive 150,000 shares of restricted stock pursuant to the Company’s Equity Participation Plan, priced as of your start date, which shares will vest ratably over three years.

Stock Options. Upon commencing employment with the Company, you will receive 600,000 shares of Safeway stock options pursuant to the Company’s Equity Participation Plan, with a strike price determined by the fair market value on your start date. These shares will vest ratably over three years.

Long-Term Compensation. Under the current stock option program at the Company, you will be eligible for annual grants of stock options based upon the amount of your salary, in the range of 27,000 to 80,000 options annually. These options would vest over five years, which is the customary vesting period for our program.

Termination of Employment without Cause. Your employment is at-will, and can be terminated by you or the Company at any time, with or without cause. As used herein, “cause” means fraud, embezzlement, theft, violation of law during the course of your employment, unauthorized disclosure of Safeway confidential information, intentional breach of Safeway policies, or willful failure to substantially perform your duties. If the Company terminates your employment without cause, you will receive one year of base salary plus a bonus amount equal to 100% of your salary, both payable weekly (or otherwise subject to Safeway’s regular payroll schedule) over the course of one year, plus one year of continued vesting in the stock options described above, subject to the terms of subpart (a) of the paragraph below entitled “Conditions for Severance.” Upon a termination by the Company without cause, your unvested restricted stock described above would vest immediately, without regard to the “Conditions for Severance” set forth below.

Termination of Employment under Certain Other Conditions. If, within two years of your commencing employment with the Company, I (as the current Chief Executive Officer) depart from the Company, and you are not offered the position of Chief Executive Officer, then you may elect to terminate your employment voluntarily at that time and be eligible to receive the following, subject to the terms of subpart (b) of the paragraph below entitled “Conditions for Severance”: (i) two years of base salary plus 100% bonus each year, payable weekly (or otherwise subject to Safeway’s regular payroll schedule) over the course of two years; and (ii) continued vesting in the stock options described above, for up to two years. Your restricted stock would continue to vest until fully vested, without regard to the “Conditions for Severance” set forth below.

Conditions for Severance. (a) In the event that your employment with the Company is terminated without cause, your receipt of any salary or bonus payments, and the continuation of any vesting of stock options, will cease in the event that (i) you become employed or otherwise affiliated with a business engaged in food or drug retailing that operates in any geographical area where Safeway operates, (ii) you make an unauthorized disclosure of Safeway confidential information, or (iii) you disparage the Company in public. (b) In the event that you terminate your employment with the Company under the circumstances set forth in the preceding paragraph, your receipt of any salary or bonus payments, and the continuation of any vesting of stock options, will cease in the event that (i) you make an unauthorized disclosure of Safeway confidential information, or (ii) you disparage the Company in public.

Benefit Plans. You will be eligible for the customary employee benefits available to executive officers. The principal benefit plans are the Company’s Cash Balance Plan, the Retirement Restoration Plan, the 401(k) Plan, medical/dental/vision, life insurance and long-term disability.

Relocation. You will be eligible to receive Safeway’s Executive Officer Level Relocation Benefits, which is the most generous relocation package offered by the Company. Its benefits include temporary living expenses, househunting trips, home sale and purchase assistance, and shipment of household goods. To the extent you incur any tax liability with respect to this benefit, the Company will pay a “gross up” to cover any such liability.

Vacation. Upon commencing employment, you will begin accruing paid vacation benefits at the rate of four weeks per year.

If this letter is acceptable, please sign below and return it to me. I am excited about your joining the Safeway team and look forward to working with you.

Sincerely,

/s/ Steven A. Burd

Steven A. Burd
Chairman, President & CEO

Accepted and Agreed:

/s/ Brian Cornell	April 10, 2004
Brian Cornell	Date